EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-166355 on Form S-4 of our reports dated March 12, 2010, relating to the consolidated financial statements of Thomas Weisel Partners Group, Inc., and the effectiveness of Thomas Weisel Partners Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Thomas Weisel Partners Group, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP

San Francisco, California

May 20, 2010